Exhibit (a)(1)(C)


[GRAPHIC OMITTED]  MODEM MEDIA                                   230 East Avenue
                                                     Norwalk, Connecticut  06855
                                                                tel 203.299.7000
                                                                fax 203.299.7060
                                                              www.modemmedia.com


                                                         April 30, 2001



Dear Option Holder:

     As stated in my email to you on April 25, 2001, in which we announced an important opportunity for our employees and directors who hold outstanding stock options, the equity markets have been volatile this year. Our Board of Directors recognizes that you value our stock option program and that the overall market environment has left many of you with options at prices that are higher than our stock's current trading prices.

     In response to this situation, the Board has approved the Modem Media Stock Option Exchange Program. This voluntary program allows Modem Media employees and directors who have not received options in the last six months to cancel their options with an exercise price greater than $6.00 and exchange them for new options that will be granted no earlier than 6 months and 1 day from the date of cancellation. We currently expect the new grant date to be November 30, 2001. The new options will have the same vesting schedule as the original options and an exercise price equal to the fair market value on the date when the new options are granted. If any original options would have vested during this 6-month waiting period, then the new options will reflect this vest as well as any prior vests.

     To give you a sense of how the program will work, here are a few examples:

     o If you hold one option to purchase 1,000 shares of our common stock at an exercise price of $4.00 and another option to purchase 2,000 shares of our common stock at an exercise price of $8.00, and no options were granted to you on or after November 28, 2000, then you may exchange the $8.00 option. You may not exchange the $4.00 option, since the $4.00 exercise price is not more than the $6.00 threshold.

     o If you hold one option to purchase 3,000 shares of our common stock at an exercise price of $10.00 and another option to purchase 5,000 shares of common stock at an exercise price of $8.00, and no options


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          were granted to you on or after November 28, 2000, then you may exchange none, one or both of these options, but you may not exchange an option for less than the full number of shares of common stock subject to the original option. In other words, in this example, you could not tender 2,000 shares worth of your 3,000-share option.

     o If you tender an option for 3,000 shares, of which 1,000 shares are already vested, another 1,000 shares will vest on September 30, 2001 and another 1,000 shares will vest on September 30, 2002, and assuming that you are granted a new option on November 30, 2001, then your new option will be for 2,000 vested shares and 1,000 unvested shares. The unvested portion of your new option will vest on September 30, 2002.

     We realize that in connection with this program, we are asking you to review a significant number of documents. It may seem to you that our documentation and process is unnecessary, duplicative or overwhelming. However, all of our communications and our documentation have been prepared to ensure compliance with U.S. securities laws and have been structured in a manner that is intended to be clear to you. We do encourage you, for your benefit as well as for our own, to carefully review all of the materials provided and review your decision carefully.

     The documents that you have received are:

          o the Offer to Exchange, which sets forth the terms of the Modem Media Stock Exchange Program and includes a helpful summary in the front;

          o your one-page "Optionee Activity" report, which summarizes the options that you hold;

          o a Letter of Transmittal, which you will need to complete and return to us on or before the May 25, 2001 deadline, should you choose to participate in the program; and

          o a Notice of Withdrawal, which you will need to complete and return to us on or before the May 25, 2001 deadline if you have already returned a Letter of Transmittal but then change your mind and no longer wish to participate in the program.

     If you choose to participate in the program, you will need to return a completed Letter of Transmittal to us by no later than 12:00 midnight, Eastern Time, on Friday, May 25, 2001. This means that you will be able to return a Letter of Transmittal at any time on or before Friday, May 25, including during the business day on that Friday; however, any Letters of Transmittal returned on or after 12:01 A.M. on Saturday, May 26 will not be accepted. The important dates to remember are:


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-------------------------------------------------------------------------------
Date                              Event
-------------------------------------------------------------------------------
November 27, 2000                 Last day on which you could have received
                                  options and remain eligible to participate in
                                  the stock option offer to exchange
-------------------------------------------------------------------------------
April 30, 2001 through
  May 24, 2001                    STEP 1: Review the enclosed documents

                                  STEP 2: Return the Letter of Transmittal to
                                  your local Human Resources Department
                                  representative should you choose to
                                  participate in the offer
-------------------------------------------------------------------------------
May 25, 2001                      Last day to return your Letter of Transmittal
                                  (or Notice of Withdrawal) to your local Human
                                  Resources Department representative
-------------------------------------------------------------------------------
Week of May 29, 2001              Cancellation of options accepted for exchange
-------------------------------------------------------------------------------
On or about November 30, 2001     New options grant date
-------------------------------------------------------------------------------

     Unfortunately we had to exclude option holders who have been granted options on or after November 28, 2000 from participating in this program. If options were granted and canceled and then new options were granted within six months, the new options could be deemed to be "repriced", resulting in variable accounting treatment. Variable accounting for such options would require Modem Media to record additional compensation expense each quarter for increases in the price of our common stock subject to outstanding repriced options until the repriced options were exercised or canceled or expired. This could have unfavorable consequences on our earnings.

     Please note that our Board of Directors makes no recommendation as to whether or not you should participate in the offer. You must make your own decisions whether or not to participate. Should you choose not to participate, no further action is required of you.

     If you have any questions about the program, please contact your Human Resources Department representative. You can find a list of representatives, together with their contact information, at the back of this document, after the "Frequently Asked Questions".


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Sincerely,

/s/ Marc C. Particelli
-----------------------
Marc C. Particelli
Chief Executive Officer


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                         FREQUENTLY ASKED QUESTIONS OF
                       OUR STOCK OPTION EXCHANGE PROGRAM

                   TO PARTICIPATE, YOUR RESPONSE IS NEEDED BY
                         12:00 MIDNIGHT, EASTERN TIME,
                            ON FRIDAY, MAY 25, 2001.

     To participate in the program, you must complete and sign and date the Letter of Transmittal and return it to your Human Resources Department representative at or before 12:00 midnight, Eastern Time, on Friday, May 25, 2001. This means that you will be able to return a Letter of Transmittal at any time on or before Friday, May 25, including during the business day on that Friday; however, any Letters of Transmittal returned on or after 12:01 A.M. on Saturday, May 26 will not be accepted. If you have any questions, please contact your Human Resources Department representative.

     The following summary addresses some of the principal questions that you may have regarding our stock option exchange program. Please read the Offer to Exchange and the Letter of Transmittal as well, because the information in this summary is not complete.

     Who Can Participate? Any current employee or director with options granted:

          o    with an exercise price greater than $6.00 per share and

          o under our 2000, 1999 or 1997 stock option plans or Vivid Holdings' 1999 stock option plan,

as long as the employee or director did not receive any options on or after November 28, 2000, can participate.

     How Many New Options Will I Receive? We will grant you new options to purchase the same number of shares as the number of shares subject to the options that you exchange (subject to adjustment in specified circumstances, such as a stock split).

     When Will I Receive My New Options? We will grant you new options around the first business day that is at least six months and one day following the date when we cancel the exchanged options. For example, if we cancel tendered options on May 29, 2001, which is the first business day following the scheduled expiration date of the program, then the new options will be granted around Friday, November 30, 2001.

     Will I Receive Any New Options If I Tender My Old Options But Am Terminated Before the Program Expires? If you tender your options and, for any reason, you terminate your employment or directorship with us or our subsidiaries before the program expires, then you can withdraw your tendered options before the termination. You will be able to exercise them for a period of time after your termination, as specified in your option grant document. If you do not withdraw your tender on a timely basis, or if you withdraw your


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tender but do not exercise your options within that time, then you will forfeit those options.

     What Will Happen If I Am Terminated After the Program Expires But Before the New Options Are Granted? If you tender your options, then to receive a grant of new options, you must remain an employee or director of Modem Media or one of our subsidiaries from the date when you tender your options through the date when we grant the new options. If, for any reason, you are not one of our employees or directors, from the date when you tender your options through the date when we grant the new options, then you will not receive any new options or any other consideration in exchange for your tendered options. This means that if you die, become disabled and are terminated, quit with or without a good reason or we terminate your employment or directorship with or without cause before the date when we grant the new options, then you will not receive anything for the options that you tendered and we canceled.

     What Will Be the Exercise Price of the New Options? Each new option will have an exercise price equal to the fair market value as of the date when we grant the new options.

     What Is the Vesting Period of the New Options? The new options will have the same vesting schedule as the old options which are accepted for exchange and canceled. This means that the number of shares under new options that will be fully vested and immediately exercisable on the date of grant will equal:

     o the number of shares under the options validly tendered for exchange and accepted which were already vested in accordance with their original terms, plus

     o the number of shares under the tendered options which would have vested in accordance with their original terms during the period between their tender and the date when the new options are granted.

     What Happens to My Options if I Decide to Participate in the Program? If you decide to participate, then all options that we accept for exchange will be canceled, and you will have no further right or interest in those options, whether vested or unvested.

     What Happens If I Decide Not to Participate in the Program? If you do not participate, then you will keep your current options (with the same exercise price) and will not receive any new options under this stock option exchange program.

     Can I Change My Mind? Yes. If you turn in a Letter of Transmittal, you can still change your mind any time by delivering a Notice of Withdrawal of


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Tender to us before the exchange expires, which is currently scheduled for
12:00 midnight, Eastern Time, on Friday, May 25, 2001.

     What Is the Tax Treatment of the Exchange? We believe that you will not be required under current U.S. tax law to recognize income for federal income tax purposes at the time of the exchange. Further, at the date of grant of the new options, we believe you will not be required under current U.S. tax law to recognize income for federal income tax purposes. Note that if you reside or work in a different country, then, although we believe that your tax consequences will generally be the same as for your U.S. counterparts, you may be subject to different tax consequences if you exchange your options in the program. We recommend that you consult with your own tax advisor to determine the tax consequences of the exchange.

     What Does the Company Recommend that I Do? Although our Board of Directors has approved the program, neither we nor our Board of Directors makes any recommendation as to whether or not you should tender your options for exchange. You must make your own decision whether or not to tender your options. For questions regarding tax implications or other investment-related questions, you should talk to your own legal, investment and/or tax advisors.

     Why Have I Received So Much Paper? We have provided you with a significant number of documents, each of which is in satisfaction of our legal and disclosure obligations. We recommend that you take the time to review the enclosed materials before making any decision with regard to the program.

                   Human Resources Department Representatives

                           Norwalk, Connecticut (ENO)
                               Modem Media, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                   Rose Zory
                                203-299-7385-Tel
                                203-299-7062-Fax
                              rzory@modemmedia.com


                                    New York
                               Modem Media, Inc.
                              40 West 23rd Street
                            New York, NY 10010-5200
                             Elizabeth Carey (Liz)
                                212-367-3867-Tel
                                212-367-3859-Fax
                             ecarey@modemmedia.com


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                           San Francisco, California
                               Modem Media, Inc.
                               111 Sutter Street
                            San Francisco, CA 94104
                                  Lori Jepsen
                                415-733-8068-Tel
                                415-591-8511-Fax
                             ljepsen@modemmedia.com


                                Toronto, Canada
                            Modem Media Canada, Inc.
                                74 Fraser Avenue
                                Toronto, Ontario
                                 Canada M6K 3E1
                                  Marilyn Gary
                             416-538-7538(X223)-Tel
                                   416-538-1601-Fax
                              mgary@modemmedia.com


                                     Brazil
                               Modem Media, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                Sherri Dougherty
                                203-299-7560-Tel
                                203-299-7062-Fax
                           sdougherty@modemmedia.com


                                     Europe
                            Modem Media (UK) Limited
                              183 Eversholt Street
                                 London NW1 1BU
                                    England
                                 Nicola Moretti
                              44-207-874-9418-Tel
                              44-207-874-9555-Fax
                            nmoretti@modemmedia.com


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                                   Hong Kong
                               Modem Media, Inc.
                                230 East Avenue
                               Norwalk, CT 06855
                                Sherri Dougherty
                                203-299-7560-Tel
                                203-299-7062-Fax
                           sdougherty@modemmedia.com